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                                                                       EXHIBIT 1



         BT Capital Partners is classified as a corporation and is an indirect subsidiary of Bankers Trust New York Corporation, which is classified as a holding company. The chain of ownership from Bankers Trust New York Corporation to the Purchaser is shown below.

                   Bankers Trust New York Corporation

                             100%

                   BT Holdings (New York), Inc.

                             100%

                   BT Capital Partners, Inc.